EXHIBIT (12)

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
           AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                    DIVIDENDS FOR THE ENTERPRISE AS A WHOLE

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                               9 MONTHS ENDED                                YEAR ENDED
                               SEPTEMBER 30,                                DECEMBER 31,
                          ------------------------    --------------------------------------------------------
                               1995          1994         1994         1993       1992      1991(2)    1990(2)
                               ----          ----         ----         ----       ----      -------    -------

Earnings before income
 taxes and changes in
  accounting
   principle(1).......       $15,329        $3,172       $5,253       $(8,432)   $(8,861)   $   234    $10,229
Add:
 Fixed charges,
   excluding
     capitalized interest      1,514         2,021        2,450         2,853      3,348      3,269      3,160
                              ------        ------       ------       -------    -------    -------    -------
Earnings as adjusted...       $6,843        $5,193       $7,703       $(5,579)   $(5,513)   $ 3,503    $13,389
                              ======        ======       ======       =======    =======    =======    =======

Fixed charges:
  Interest expense.....       $1,209        $1,621       $2,025       $ 2,291    $ 2,645    $ 2,584    $ 2,525
Capitalized
  interest.............           16            18           20            46        101        143        122
Portion of rental
 expense
  representative of
    interest...........          305           400          425           562        703        685        635
                              ------        ------       ------       -------    -------    -------    -------
Total fixed charges....       $1,530        $2,039       $2,470       $ 2,899    $ 3,449    $ 3,412    $ 3,282
Preferred stock
  dividends(3).........           32           108          144            47          0          0          0
Combined fixed charges
 and preferred stock
  dividends............       $1,562        $2,147       $2,614       $ 2,946    $ 3,449    $ 3,412    $ 3,282
                              ======        ======       ======       =======    =======    =======    =======

Ratio of earnings to
  fixed charges........          4.5           2.5          3.1           (A)        (A)        1.0        4.1
Ratio of earnings to
 combined fixed charges
  and preferred stock
   dividends...........          4.4           2.4          2.9           (A)        (A)        1.0        4.1

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(1) Earnings before income taxes and changes in accounting principle excludes the company's share in the income and losses of less than fifty percent owned affiliates.

(2) Restated for AICPA Statement of Position, "Software Revenue Recognition."

(3) The company reported on Form 10-Q for the nine months ended September 30, 1995 preferred stock dividends and transaction costs totaling $57 million. Excluded from the ratio computation are transaction costs of $42 million relating to the repurchase of Series A 7 1/2 percent preferred stock depositary shares. Included are preferred stock dividends of $15 million, or $32 million representing the pre-tax earnings which would be required to cover such dividend requirements based on IBM's effective income tax rate. For the periods ending September 30 and December 31, 1994, preferred stock dividends are also on a pre-tax earnings basis.

(A) No ratios are shown for these periods as earnings were insufficient to cover fixed charges and, in 1993, combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.